EXHIBIT 99.1

Express Scripts Names Edward J. Stiften Chief Financial Officer

        ST. LOUIS, March 25, 2004 -- Express Scripts, Inc., today announced that Edward J. Stiften will join the company as Senior Vice President and Chief Financial Officer. He will succeed George Paz, who was named President of the company in October, 2003.

        Mr. Stiften comes to Express Scripts from BJC HealthCare, where he has been Vice President and Chief Financial Officer since 1998. BJC HealthCare operates 13 hospitals and about 100 primary care and home health facilities in the St. Louis area and is one of the nation’s leading integrated health systems. With revenues of $2.5 billion, BJC Healthcare is affiliated with Washington University Medical Center and employs more than 25,000 people.

        “Ed is joining Express Scripts after playing a major role in placing BJC HealthCare’s financial results among the industry leaders. We are very pleased to welcome him to Express Scripts,” said Barrett Toan, Chairman and Chief Executive Officer of Express Scripts.

        Prior to joining BJC HealthCare, Mr. Stiften served as Executive Vice President and Chief Administrative Officer of Clark Refining & Marketing, Co. and as Corporate Controller of General Dynamics Corporation. During his 16 years at General Dynamics, he was promoted through 10 different positions in financial planning and analysis, general accounting, cost accounting, financial reporting, strategic studies, investment planning and analysis, and acquisitions and divestitures.

        Mr. Stiften began his career at Arthur Andersen & Company and Coca Cola Bottling Company of St. Louis. He holds a bachelor’s degree in business administration from the University of Missouri, St. Louis, and is a member of the Missouri Society of Certified Public Accountants.

        Express Scripts, Inc. (Nasdaq: ESRX) is one of the largest pharmacy benefit management companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.